SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 3, 2002

PAVILION BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22461 (Commission File Number)	38-3088340 (IRS Employer Identification no.)

135 East Maumee Street Adrian, Michigan (Address of principal executive office)		49221 (Zip Code)

Registrant's telephone number, including area code: (517) 265-5144

                                      LENAWEE BANCORP, INC
(Former Name or Former Address, If Changed Since Last Report)

Item 7.	Financial Statements, Pro Forma Financial Information, and Exhibits.
(c) Exhibits:
99.1 Speech given by President of Registrant at 2002 Annual Meeting
Item 9.	Regulation FD Disclosure.

                                  On April 18, 2002, Patrick K. Gill, President of Registrant delivered the speech filed herewith.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 3, 2002	PAVILION BANCORP, INC. (Registrant) By: /s/ Patrick K. Gill Patrick K. Gill President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document
99.1	Speech given by President of Registrant at 2002 Annual Meeting

EXHIBIT 99.1

Good evening, everyone. I’m Pat Gill, President and CEO of Lenawee Bancorp, Inc. On behalf of all of us at the Bank of Lenawee, the Bank of Washtenaw and Pavilion Mortgage Company, it’s a pleasure to welcome you to our 2002 Annual Meeting.

As I thought about what to say to you this evening, I was reminded of two television commercials that I have seen recently. In one of them, an obviously nervous CEO is practicing his shareholder’s meeting speech in the bathroom just before going onstage. His opening line is something like “It’s been a difficult year for our company.” In the other commercial, a confident CEO is addressing a large group of his shareholders and his opening line is “It’s been a pretty good year for a company our size.” Well, I was in the bathroom a few minutes ago, but I am glad to be able to say that “it’s been a pretty good year for a company our size.” In fact, it has been several good years for our growing company.

This evening, I am going to address four questions about our company. These are questions that shareholders have asked and I believe that both the questions and the answers are important to all of us.

Question number one is: "How is Lenawee Bancorp performing?"

You all have copies of our summary annual report and proxy statement. In them, you have no doubt noted that consolidated net income for 2001 was $3,043,000, a reduction of $162,000, or five percent, from the preceding year.

Let’s look a little deeper into those numbers. In 2001, the Bank of Lenawee, which includes Pavilion Mortgage Company, had net income of nearly $3.9 million. That is yet another all-time record and is an increase of twenty-one percent over the prior year. We achieved that increase despite an unprecedented eleven Federal Reserve interest rate cuts, which are good for big banks, but not as good for small banks. In that challenging environment, we were able to sustain one of our most important indicators – our net interest margin – at over five percent. Not many banks anywhere were able to do that and I am going to speak more about our margin in a few moments. Our overall growth rates were good and, although net charge-offs were up – a consequence of difficult economic conditions – our asset quality remained strong. Capping a highly successful year, the Bank of Lenawee was voted Lenawee County’s “Best Bank” by the readers of The Daily Telegram newspaper.

The Bank of Washtenaw, which opened for business on January 8, 2001, lost approximately $783 thousand last year. That investment, however, built a strong infrastructure consisting of a team of experienced local bankers and three first-class banking facilities. The loss was consistent with our forecast and we are optimistic that the Bank of Washtenaw will become profitable during 2002. We also believe that it will ultimately make a substantial and long-term contribution to our consolidated earnings and to the value of your investment.

I am pleased to report that our strong earnings trend has continued during the first quarter of this year, with net income reaching $746,801. That is an improvement of nearly two percent over last year at this time.

Of equal importance to earnings is the assurance that we are operating in a safe and sound manner. During 2001, both banks and the mortgage company continued to be highly regarded by our state and federal regulators.

Question number two is: “How does Lenawee Bancorp compare to its peers and, specifically, how does it compare to its primary competitor, United Bancorp?"

Fahnestock and Company, an investment firm, tracks thirty-one Michigan banking organizations and reports on them weekly. Of those, fifteen are similar enough to Lenawee Bancorp to be considered our peers. Thus, for the purposes of this discussion, our peer group will be comprised of sixteen organizations – those fifteen plus Lenawee Bancorp.

In 2001, Lenawee Bancorp posted a return on average assets of 1.12 percent. The average for our peer group – most of which were not starting a new bank – was 1.24 percent. Our return on average equity was 14.1 percent, which compares favorably to our peer group’s average of 13.7 percent. Our efficiency ratio for 2001 – the measure of how much money we spent to make money – was 71.8 percent. For this measurement, a lower number is better. Our peers averaged 63.4 percent. Over the preceding four years, our efficiency ratio averaged 66.9 percent, which was more consistent with our peer group. The increase in our 2001 ratio was almost entirely attributable to the start-up of the Bank of Washtenaw and the ratio will improve as the new bank becomes profitable.

I mentioned a few moments ago that I would say more about our net interest margin. At the end of last year, our margin stood at 5.09 percent. That was the second highest within our peer group, which had an average of 4.29 percent. It was also the second highest of all Michigan banks in the report. For several years, our margin has ranked at or near the top of our peer group. That does not happen by accident, but is the result of careful balance sheet management and skilled lenders.

How do we compare with United Bancorp, a well-managed organization and our primary competitor? At the end of 2001, their return on average assets was 1.02 percent, compared to our 1.12 percent. Their 10.7 percent return on average equity trailed our 14.1 percent return by a substantial margin. Their net interest margin of 4.45 percent compared unfavorably to our 5.09 percent. And, also feeling the effects of their Washtenaw expansion – which, by the way, they undertook after we announced our plans for that market – their 69.7 percent efficiency ratio was similar to ours. Utilizing those key performance indicators, Lenawee Bancorp was the better performer in 2001. Generally speaking, the two organizations have performed comparably for several years.

Question number three is: "What is the future of Lenawee Bancorp?"

In order to know where you are going, you first have to understand where you have been. At the Bank of Lenawee, we have a 132-year history of stability and success. During that time, we have prospered by providing our customers with those things – useful products, sound advice and personal service – that have always been important to them. Paying attention to those fundamentals should continue to serve us well. As of the most recent measurement, the Bank of Lenawee had a substantial twenty-six percent share of our primary market. Our strategic plan calls for consistent market share growth.

In Washtenaw, we have a somewhat different situation. The fundamental values – quality products, sound counsel and strong relationships – that have made the Bank of Lenawee successful are in demand there, as well. The Washtenaw market, however, is more robust and has much greater growth potential for us. While the competition is also more intense, the Bank of Washtenaw can succeed by carving out and maintaining a relatively small market share. Our strategic plan calls for the Bank of Washtenaw to be comparable in size and earnings to the Bank of Lenawee within five to seven years.

There are also other opportunities. Pavilion Mortgage Company, which originated an astounding $176 million in mortgage loans during 2001, has its sights set upon being the number one mortgage lender in the markets we serve and has the resources to accomplish that objective. As the Bank of Washtenaw matures and becomes financially self-sustaining, we are evaluating other adjacent markets in which we may be able to charter yet another new bank. I believe that we have the capacity to support that action. Doing so would make Lenawee Bancorp a three-bank holding company and create the opportunity for even stronger earnings.

Critical to growth is the comprehensive strategic plan that directs our actions. The federal regulators recently praised our planning process as the best they have seen in an organization our size.

Question number four is: “Why has the price of Lenawee Bancorp stock gone down?"

This is, perhaps, the most difficult question to answer. At year-end 2001, our stock traded at $48 per share, which was 36 percent below our fourth quarter 1999 high of $75. A year ago at this time, trades were taking place at $63. The most recent trade of which I am aware occurred on March 15 at $46.

To better understand those trends, let’s look again at our peer banks. At year-end, the sixteen banks in our peer group were trading at an average multiple of 12.4 times trailing twelve-month earnings per share, with the range extending from a low of less than four times earnings to a high of slightly more than twenty. We traded at 13.6 times earnings. From another perspective, our shares traded at 172.8 percent of book value, while our peers traded at an average of 142.4 percent, with the low being 88 percent and the high being 213 percent. Those comparisons would suggest that, while our share price has trended down, it is not unrealistically low.

We are also seeing a change in the overall composition of our shareholder population as shares pass from one generation to another and as we acquire many more non-local shareholders. Those shareholders may not have the same emotional attachment that the original owners had to our company or our area. In addition, with the exception of the out-of-area brokers who were interested enough to make the effort to join us this evening, most brokers in distant locations are unfamiliar with Lenawee Bancorp and our stock.

Even though our shares continue to be thinly traded, our changing shareholder demographics make our trading activity and price more subject to overall market behavior. Evidence of that is shown in this graph, which indicates that our five-year return closely tracks that of the NASDAQ.

I have spoken at length this evening about the strength of our fundamental performance and our well-structured plan for growth. We believe that our shares, at their current price, represent a significant value. To underscore that, I am announcing this evening that Lenawee Bancorp, by year-end, intends to repurchase up to five percent of our outstanding shares. The purchases will be made from time to time on the open market and will be at market prices. Guidelines for the repurchase program are being finalized. Those guidelines obviously must comply with SEC regulations and we will communicate them to you within the next thirty days.

In addition, I am also pleased to announce this evening that the Board of Directors has approved the payment of our regular quarterly dividend. That dividend, previously at twenty cents per share, will be increased by ten percent, to twenty-two cents per share. Payment will be made on April 30 to shareholders of record as of April 18.

Finally, thank you for agreeing to change the name of our holding company to Pavilion Bancorp, Inc. Even though the names of the Bank of Lenawee and the Bank of Washtenaw will remain unchanged, I know that the decision was a difficult one for many of you. As one part, however, of an effort to support the value of your investment, it was the right decision.